Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS THIRD QUARTER 2009 RESULTS
Company Achieves Record Quarterly Revenue

HAMDEN, CT – November 2, 2009 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three and nine months ended September 30, 2009.  Summary results for these periods are as follows:

	Three months ended September 30,			Nine months ended September 30,
(in $000s, except EPS)	2009	2008	% change	2009	2008		% change
Net Sales	$17,982	$17,326	3.8%	$44,420	$47,930		(7.3%)

Operating income	1,794	1,913	(6.2%)	3,015	1,253	(1)	140.6%
Net income	1,184	1,210	(2.1%)	1,954	808	(1)	141.8%
Diluted earnings per share	$0.13	$0.13	0.0%	$0.21	$0.08	(1)	162.5%
(1) Operating income includes $3,029,000 of legal fees related to the settled lawsuit with FutureLogic, Inc. (the “FL Legal Fees”) in the nine months ended September 30, 2008. Net income includes $1,920,000 of FL Legal Fees, net of tax, in the nine months ended September 30, 2008. Diluted earnings per share includes the negative impact of $0.21 from the FL Legal Fees in the nine months ended September 30, 2008.

“We are extremely pleased with our third quarter 2009 results,” said Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies.  “We stayed focused on our strategy and delivered solid results despite the current economic climate.  I am proud of the focus and teamwork put forth by our employees who delivered a quarter of record sales in these difficult economic times.”

Mr. Shuldman continued, “Our banking and point-of-sale business experienced significant quarter-over-quarter revenue growth of 95%, led primarily by orders from a large banking customer and also  increasing sales from the McDonald’s coffee and grill initiative.  TransAct Services Group (TSG) revenues increased by 40% compared to the third quarter of 2008, primarily due to continued strength in our consumables business, including significantly higher inkjet cartridge sales to a large customer.   Our international gaming sales increased 49%, helping to offset a 29% decline in our worldwide casino and gaming printer sales compared to the third quarter of 2008 that resulted largely from a continued slowdown in North American replacement slot machine sales.  Lottery sales, which can vary significantly from quarter-to-quarter, declined by 30% due to the timing of orders from our lottery customer.  Finally, our balance sheet remains strong, with over $5.5 million in cash and no outstanding debt.”

Third Quarter 2009 Results

Revenue for the third quarter of 2009 was $18.0 million, an increase of 4% compared to $17.3 million in the prior-year period.  Gross margin for the quarter was 30.7%, compared to 34.0% in the prior-year quarter as the Company worked to use a substantial portion of its existing, higher cost domestic inventory and also sold more lower margin products.  Operating expenses were $3.7 million, a decrease of $0.3 million from the prior-year period driven largely by reduced general and administrative expenses.  The Company recorded net income in the third quarter of 2009 of approximately $1.2 million, or $0.13 per diluted share, comparable to the prior-year period.

Commenting on the financial results, Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies said, “Beginning in the third quarter of 2008, we increased the amount of domestic inventory as we prepared for the production transition to China.  As the transition was finalized this quarter, our manufacturing group converted a significant amount of the domestic inventory into finished printers, allowing us to meet the increase in demand while also helping to significantly reduce our inventory levels.  The additional labor and material costs required to convert the domestic inventory into the printers we sold negatively impacted our gross margin in the third quarter of 2009.  However, as a result of the conversion process, we were able to reduce our inventory by $5.7 million, or 47%, to $6.4 million at September 30, 2009, from its peak level of $12.1 million on March 31, 2009.  More importantly, with our higher cost domestic inventories nearly depleted, we have now transitioned to our lower cost China-sourced product.  This should result in improving gross margin as well as additional cash generation over the quarters ahead.   In fact, we now expect our year-end cash position to be over $8 million.”

Nine Month 2009 Results

Revenue for the nine months ended September 30, 2009 was $44.4 million, a decrease of 7% compared to $47.9 million in the prior-year period.  Gross margin for the nine months ended September 30, 2009 was 32.7%, compared to 33.7% in the prior-year period.  Operating expenses were $11.5 million, a decrease of $3.4 million from the prior-year period driven largely by the absence of $3.0 million of legal fees incurred in the prior-year period in connection with the now-settled litigation with FutureLogic, Inc., as well as a reduction in overall operating expenses from cost reduction actions taken during 2009.  The Company recorded net income of approximately $2.0 million, or $0.21 per diluted share, for the nine months ended September 30, 2009, compared to net income of approximately $0.8 million, or $0.08 per share, for the prior-year period in 2008.  Severance costs reduced net income and earnings per share in the first nine months of 2009 by $0.2 million and $0.01, respectively, while legal fees associated with the FutureLogic, Inc. litigation reduced net income and diluted earnings per share in the first nine months of 2008 by $1.9 million and $0.21, respectively.

Liquidity and Capital Resources

As of September 30, 2009, TransAct had approximately $5.5 million in cash and cash equivalents, and no debt obligations outstanding under the Company’s $20 million revolving credit facility.  During the third quarter of 2009, the Company did not repurchase any shares under its stock repurchase program.  As of September 30, 2009, the Company had repurchased a total of 1,164,100 shares for approximately $8.5 million under its current authorization.  TransAct’s $15 million repurchase program allows the Company to repurchase up to $6.5 million in additional shares through March 2010.

Investor Conference Call / Webcast Details

TransAct will review detailed third quarter 2009 results during a conference call today at 5:00 PM EST. The conference call-in number is 888-359-3610. A replay of the call will be available from 8:00 PM EST on Monday, November 2 through midnight EST on Monday, November 9 by telephone at 888-203-1112; passcode 3094364.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government verticals.  Through its webstore, http://www.transactsupplies.com, and an expert direct selling team, TransAct addresses the rapidly growing on-line demand for this product category.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contract manufacturer for the assembly of a large portion of the Company’s products in China; dependence on ability to obtain competitive pricing and other terms from our contract manufacturer and other suppliers;  the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, EVP and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$17,982	$17,326	$44,420	$47,930
Cost of sales	12,457	11,432	29,913	31,797
Gross profit	5,525	5,894	14,507	16,133

Operating expenses:
Engineering, design and product development	683	713	2,043	2,119
Selling and marketing	1,434	1,430	4,287	4,397
General and administrative	1,614	1,838	5,162	5,335
Legal fees associated with lawsuit	-	-	-	3,029
	3,731	3,981	11,492	14,880
Operating income	1,794	1,913	3,015	1,253

Other income (expense):
Interest, net	(15)	(3)	(48)	(6)
Other, net	2	102	(28)	96
	(13)	99	(76)	90

Income before income taxes	1,781	2,012	2,939	1,343
Income tax provision	597	802	985	535
Net income	$1,184	$1,210	$1,954	$808

Net income per common share:
Basic	$0.13	$0.13	$0.21	$0.09
Diluted	$0.13	$0.13	$0.21	$0.08

Shares used in per share calculation:
Basic	9,294	9,340	9,279	9,309
Diluted	9,418	9,630	9,326	9,509

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Banking and point-of-sale	$5,822	$2,984	$13,780	$8,730
Casino and gaming	4,726	6,681	13,042	16,958
Lottery	3,335	4,728	6,401	13,124
TransAct Services Group	4,099	2,933	11,197	9,118
Total net sales	$17,982	$17,326	$44,420	$47,930

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
(In thousands)	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$5,511	$2,000
Receivables, net	11,028	8,734
Inventories	6,414	9,919
Refundable income taxes	28	35
Deferred tax assets	1,955	2,054
Other current assets	546	352
Total current assets	25,482	23,094

Fixed assets, net	4,772	5,563
Goodwill, net	1,469	1,469
Deferred tax assets	1,120	1,759
Intangibles and other assets, net	245	349
	7,606	9,140
Total assets	$33,088	$32,234

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,659	$4,863
Accrued liabilities	2,048	2,847
Deferred revenue	614	333
Total current liabilities	6,321	8,043

Deferred revenue, net of current portion	427	259
Accrued warranty, net of current portion	74	133
Deferred rent	435	473
Other liabilities	44	44
	980	909
Total liabilities	7,301	8,952

Shareholders’ equity:
Common stock	105	105
Additional paid-in capital	21,439	20,890
Retained earnings	12,847	10,893
Accumulated other comprehensive loss, net of tax	(66)	(68)
Treasury stock, at cost	(8,538)	(8,538)
Total shareholders’ equity	25,787	23,282
Total liabilities and shareholders’ equity	$33,088	$32,234